Exhibit 10.6

STERLING BANCORP, INC.

2020 OMNIBUS EQUITY INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

NOTIFICATION OF AWARD AND TERMS AND CONDITIONS OF AWARD

This Restricted Stock Award Agreement (the “Agreement”) contains the terms and conditions of the restricted stock award granted to you by Sterling Bancorp, Inc., a Michigan corporation (the “Corporation”), under the Sterling Bancorp, Inc. 2020 Omnibus Equity Incentive Plan, as amended from time to time (the "Plan").

1.Grant of Restricted Stock.  Pursuant to the Plan, the Corporation has granted to you, effective on the Grant Date (shown above), the right to receive the number of Shares shown on the cover page of the Common Stock of the Corporation at the end of the applicable Restricted Period (as provided for in Paragraph 5 below).  The Shares, or any installment of the Shares respectively, while subject to risk of forfeiture or any restrictions imposed by the Plan or this Agreement, are referred to in this Agreement as “Restricted Stock.”

2.Omnibus Equity Incentive Plan Governs.  The award and this Agreement are subject to the terms and conditions of the Plan. The Plan is incorporated into this Agreement by reference and all capitalized terms used in this Agreement have the meaning set forth in the Plan, unless this Agreement specifies a different meaning.  By signing this Agreement, you accept this award, acknowledge receipt of a copy of the Plan and acknowledge that the award is subject to all the terms and provisions of the Plan and this Agreement.  You further agree to accept as binding, conclusive and final all decisions and interpretations by the Committee of the Plan and this Agreement. The terms of the Plan will control in the event that the Plan and this Agreement are inconsistent.

3.Payment. The Restricted Stock is granted without requirement of payment.

4.Shareholder Rights. Your Restricted Stock shall be held for you by the Corporation, in book entry or certificated form, in your name, during the applicable Restricted Period.  You shall have all the rights of a shareholder for your Restricted Stock after the applicable Restricted Period.  With respect to your Restricted Stock during the applicable Restricted Period,

A.You will not have the right to vote such shares; and

B.You will not have the right to receive dividends.

5.Vesting of Restricted Stock.

A.Vesting.  The Restricted Period for the Restricted Stock, or applicable installment of the Restricted Stock, will end, the risk of forfeiture and restrictions will lapse, and the Restricted Stock will vest as follows, provided you have not incurred a Forfeiture Event (as defined below):

Cumulative
Vesting Date	Vesting Percentage
January 1, 2022	33%
January 1, 2023	66%
January 1, 2024	100%

All or part of your Restricted Stock will vest earlier than described above in this Paragraph 5A under the circumstances provided for in Paragraphs 5C and 5D below.

B.Forfeiture Event.  Subject to Paragraphs 5C and 5D below, the shares of your Restricted Stock that would otherwise vest on a Vesting Date will not vest and shall automatically be forfeited and returned to the Corporation, if after the Grant Date and prior to the Vesting Date for such Restricted Stock (i.e. during the applicable Restricted Period), you terminate Service (a "Forfeiture Event").

C.Accelerated Vesting Upon Death or Disability.  If you terminate Service because of death or Disability during the Restricted Period, all restrictions remaining on your Restricted Stock shall terminate automatically and your Restricted Stock shall become immediately fully vested and nonforfeitable.

D.Change in Control.  On the date of a Change of Control, all restrictions remaining on your Restricted Stock shall terminate automatically and your Restricted Stock shall become immediately fully vested and nonforfeitable.

6.Forfeiture of Restricted Stock. If any of your Restricted Stock is forfeited, such forfeiture shall be immediate, and forfeited Restricted Stock (including any cash dividends or liquidation payments for which the record date occurs on or after the date of the forfeiture, and any noncash dividends or noncash distributions with respect to Restricted Stock that is forfeited), and all of your rights to and interest in the forfeited Restricted Stock shall terminate without payment of consideration.  Forfeited Restricted Stock shall be reconveyed to the Corporation, and you agree to promptly take such action and sign such documents as the Corporation may request to facilitate such reconveyance to the Corporation.  Your Restricted Stock shall be subject to the terms and conditions, if applicable, of any recoupment policy adopted by the Corporation from time to time or any recoupment requirement imposed under applicable laws, rules or regulations, including but not limited to the Sterling Bancorp, Inc. Clawback Policy.

7.Restricted Stock Not Transferable.  Unless the Committee otherwise consents or permits, neither the Restricted Stock, nor any interest in the Restricted Stock, may be sold, transferred, assigned, pledged, assigned, or otherwise alienated or hypothecated, or otherwise encumbered or disposed of during the Restricted Period except, as permitted by applicable law, to a Permitted Transferee, and all of your rights with respect to the Restricted Stock shall be exercisable during your lifetime only by you, or your legal representative or a Permitted Transferee.  Any attempted action in violation of this paragraph shall be null, void, and without effect.

8.Taxes and Tax Withholding

A.The vesting of your Restricted Stock will cause you to have income with respect to the Restricted Stock, and will subject you to income tax on that income.

B.You agree to consult with any tax consultants you think advisable in connection with your Restricted Stock and acknowledge that you are not relying, and will not rely, on the Corporation for any tax advice.

C.Whenever any Restricted Stock becomes vested under the terms of this Agreement, you must remit, on or prior to the due date thereof, the minimum amount necessary to satisfy all of the federal, state and local withholding (including FICA) tax requirements imposed on the Corporation (or the Subsidiary to which you provide Service) relating to your Shares, if any. This withholding tax obligation, if any, may be satisfied by any (or a combination) of the following means: (i) cash, check, or wire transfer; (ii) authorizing the Corporation (or Subsidiary to which you provide Service) to withhold from other cash compensation payable to you by the Corporation or a Subsidiary; or (iii) unless the Committee determines otherwise, authorizing the Corporation to withhold Shares otherwise deliverable to you as a result of the vesting of the Restricted Stock, or delivering other unencumbered shares of the Common Stock of the Corporation which have been held for at least six months, equal to the amount of the withholding obligation.

9.Value of Shares Not Included In Other Computations.  The value of the Shares under this Agreement will not be taken into account in computing the amount of your compensation for purposes of determining any incentive compensation, pension, retirement, death or other benefit under any benefit plan of the Corporation or any Subsidiary, except to the extent, if any, that such plan or another agreement between you, and Corporation or a Subsidiary, specifically provides otherwise.

10.Legending Restricted Stock.  The Corporation may, without liability for its good faith actions, place legend restrictions upon the Restricted Stock or unrestricted Shares obtained upon vesting of the Restricted Stock and issue “stop transfer” instructions requiring compliance with applicable securities laws and the terms of the Restricted Stock.

In addition to any other legend or notice that may be set forth on the certificate or book entry records relating to any Restricted Stock, any certificate or book entry records evidencing shares of Restricted Stock awarded pursuant to this Agreement may bear a legend or notice substantially as follows:

The shares represented by this certificate were issued subject to certain restrictions under the Sterling Bancorp, Inc. 2020 Omnibus Equity Incentive Plan (the “Plan”). This certificate is held subject to the terms and conditions contained in a restricted stock agreement that includes a prohibition against the sale or transfer of the stock represented by this certificate except in compliance with that agreement and that provides for forfeiture upon certain events.  Copies of the Plan and the restricted stock agreement are on file in the office of the Secretary of the Corporation.

11.Committee Determinations Are Conclusive.  Determinations regarding this Agreement (including, but not limited to whether an event has occurred resulting in the forfeiture of or vesting of Restricted Stock) shall be made by the Committee in accordance with this Agreement and the Plan, and all determinations of the Committee shall be final and conclusive and binding on all persons.

12.No Right of Continuing Service.  Nothing in this Agreement shall confer any right on you to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Subsidiary thereof) or of you, which rights are hereby expressly reserved by each, to terminate your Service at any time and for any reason, with or without cause.

13.Amendment or Termination of Plan and this Agreement.  The Corporation reserves the right to amend or terminate the Plan and this Agreement as provided for or not prohibited by the Plan.  Any amendment to this Agreement shall be in writing and signed by the Corporation, and to the extent required by the Plan, signed by you.

14.Additional Information.  By signing this Agreement, you agree to provide any information relating to this Agreement or the Restricted Stock that is reasonably requested from time to time by the Corporation.

15.Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable, in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

16.Notices.  Any notice by you to the Corporation under this Agreement shall be in writing and shall be deemed duly given only upon receipt of the notice by the

Corporation at its principal executive office addressed to its General Counsel or Chief Financial Officer.  Any notice by the Corporation to you shall be in writing or by electronic transmission, and shall be deemed duly given if mailed or sent by electronic transmission to you at the address specified below by you, or to your email address at the Corporation, or to such other address as you may later designate by notice given to the Corporation.

17.Counterparts.  This Agreement may be executed in two or more substantially identical counterparts, each of which shall be deemed to be an original document as to the person or persons signing it, and all of which when taken together shall constitute one and the same binding agreement.

18.Governing Law.  The validity, construction and effect of this Agreement shall be governed by the laws of the State of Michigan.

The Corporation has caused this Agreement to be executed by its duly authorized officer, and the Grantee has executed this Agreement, each as of the Grant Date set forth above.

STERLING BANCORP, INC.

By:	/s/ Thomas M. O’Brien

Its:	Chairman, President and Chief Executive Officer